UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

June 9, 2008
(Date of report)

June 9, 2008
(Date of earliest event reported)

Sotheby’s
(Exact name of registrant as specified in its charter)

Delaware	1-9750	38-2478409
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1334 York Avenue New York, NY	10021
(Address of principal executive offices)	(Zip Code)

(212) 606-7000
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01–Regulation FD Disclosure

Pursuant to Regulation FD, Sotheby’s furnishes the information below. Unless the context otherwise requires, the terms “we” and “our” refer to Sotheby’s and all of its subsidiaries consolidated under accounting principles generally accepted in the United States.

Recent Developments

The following are our preliminary estimates of our results of operations for the three months ending June 30, 2008.

Based on our results for April and May 2008 and on our current expectations of results for the remainder of the quarter, we estimate that our revenues for the three months ending June 30, 2008 will be between $305 million and $330 million and that operating income will be between $135 million and $160 million, compared to revenues of $340 million and operating income of $157 million for the three months ended June 30, 2007. Included in operating income is depreciation and amortization expense of $5.9 million and $5.3 million in the three months ended June 30, 2008 and 2007, respectively.

As previously reported, our operating income for the three months ending June 30, 2008 will include a non-recurring income statement benefit of approximately $18 million for the reversal of the liability for unused vendor’s commission discount certificates that expired on May 14, 2008. Subsequent to May 14, 2008, these discount certificates can no longer be redeemed and, as a result, this income statement benefit will be recognized in the second quarter of 2008. These discount certificates, which were issued in May 2003 in conjunction with our settlement of certain antitrust litigation, were able to be used to satisfy consignment charges involving vendor’s commission, risk of loss and/or catalogue illustration. In addition, any unused discount certificates were redeemable for cash at their face value at any time between May 15, 2007 and May 14, 2008.

Traditionally, Sotheby’s has conducted its major early summer auctions of Impressionist & Modern Art and Contemporary Art in London in the last week of June. Our results for the quarter ended June 30, 2007 include results attributable to the Contemporary Art auctions in London. The net auction sales from these Contemporary Art auctions totaled approximately $167 million. However, in 2008, we have decided to schedule our summer auctions of Contemporary Art in the week following the Impressionist Art sales. Accordingly, our Contemporary Art auctions in London will occur in early July this year, and our results from those auctions will be reflected in the third quarter of 2008.

The art market has remained strong throughout 2008, reflecting the steady global demand for works of art. Assuming that the Contemporary Art auctions in London were held in the third quarter of 2007, rather than in the second quarter, when they actually occurred, we would expect net auction sales for the six months ending June 30, 2008 to be approximately $125 million to $175 million ahead of the comparable period in 2007. However, we have earned lower auction commission margins during 2008, which is due, in part, to our decision to reduce our auction guarantee risk in response to an uncertain economic environment. In addition, our operating margins in 2008 have been adversely affected by an increase in sales of higher value works of art, which results in lower aggregate commission margins, as well as increased competition for auction consignments.

We have recently initiated several measures to enhance profitability. For example, we announced an increase to our buyer’s premium, effective June 1, 2008, and we are taking steps to reduce our operating expenses.

The preceding discussion of our results for the quarter ending June 30, 2008 contains estimates that are subject to change due to the completion of our June sales, the completion of our normal quarterly closing procedures, including final accounting adjustments, and other developments that may arise until our financial results for the period are finalized. Our actual results could differ materially from these estimates. Additionally, neither our independent auditors, nor any other independent accountants, have compiled, examined, or performed any procedures with respect to the prospective financial information contained herein, nor have they expressed any opinion or any other form of assurance on such information or its achievability, and assume no responsibility for, and disclaim any association with, the prospective financial information. See “Forward-Looking Statements.”

FORWARD LOOKING STATEMENTS

This Form 8-K contains certain forward looking statements; as such term is defined in Section 21E of the Securities Exchange Act of 1934, as amended, relating to future events and the future financial performance of Sotheby’s.

The forward looking statements contained in this Form 8-K are based on management’s current expectations and are subject to uncertainty and changes in circumstances. There can be no assurances that future developments affecting us will be those that we have anticipated. Actual results may differ materially from these expectations due to changes in global, regional or local political, economic, business, competitive, market, regulatory and other factors, many of which are beyond our control. We believe that these factors include, but are not limited to, those described in our Form 10-Q for the period ended March 31, 2008 under Item 1A, “Risk Factors.” Should one or more of these risks or uncertainties materialize, or should any of our assumptions prove incorrect, our actual results may vary in material respects from those projected in these forward looking statements.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SOTHEBY'S

By:	/s/ Kevin M. Delaney
Kevin M. Delaney
Senior Vice President, Corporate
Controller and Chief Accounting Officer

Date:	June 9, 2008